THOMAS F. PRISBY, CHAIRMAN
CFS Bancorp, Inc. 707 Ridge Road, Munster, Indiana 46321

April 21, 2008
FOR IMMEDIATE RELEASE

CONTACT:  Thomas F. Prisby, Chairman of the Board and Chief Executive Officer
           219-836-5500

CFS Bancorp, Inc. Appoints Daryl D. Pomranke as President

MUNSTER, IN – April 21, 2008 – CFS Bancorp, Inc. (NASDAQ:  CITZ) (the Company) is pleased to announce that its Board of Directors appointed Daryl D. Pomranke, of Michigan City, IN, as President of the Company and its wholly-owned subsidiary Citizens Financial Bank, (the Bank) effective immediately.

Mr. Pomranke has been Executive Vice President – Chief Operating Officer of the Company since April 2007.  During the past year he has overseen Information Systems, Asset Management, Commercial and Retail Loan Operations, Retail Office Management, Marketing, Human Resources and Office Support at the Bank.  As President, he will continue to oversee these areas as well as the Finance and Accounting area.

Prior to joining the Company, Mr. Pomranke’s experience as a top performing business leader spans a 17 year career in middle market and large corporate banks.  He was a member of the Mercantile National Bank of Indiana/Harris N.A. Northwest Indiana Region executive team where his duties included:  Regional Financial Services Officer, Chief Financial Officer, Corporate Development, and Corporate Services including Corporate Lending, Cash Management Services, and Strategic Planning.

Mr. Pomranke graduated from Indiana University, BS with a degree in Business and is a Certified Public Accountant.  He also serves as the Chairman of the Marquette Catholic High School Board of Trustees in Michigan City, Indiana.

CFS Bancorp, Inc. is the parent of Citizens Financial Bank, a $1.2 billion asset federal savings bank.  Citizens Financial Bank is an independent bank that provides business and personal banking services and currently operates 22 offices throughout adjoining markets in Chicago’s Southland and Northwest Indiana.  The Company maintains a website at www.citz.com.

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